                                                                   EXHIBIT 28(c)



                       Securities and Exchange Commission
                             Washington, D.C., 20549
                                    Form 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                  For the calendar year ended December 31, 1999


                                       OR


             [ ] TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

           TELCORDIA TECHNOLOGIES SAVINGS PLAN FOR SALARIED EMPLOYEES
           ----------------------------------------------------------
                              (Full Title of Plan)


                          Telcordia Technologies, Inc.
                      445 South Street, Morristown NJ 07960
                      -------------------------------------
               (Name of issuer of the securities held pursuant to
           the Plan and the address of its principal executive office)

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Employee Benefits Plan Committee of the Telcordia Technologies Savings Plan for Salaried Employees, duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       TELCORDIA TECHNOLOGIES
                                       SAVINGS PLAN FOR SALARIED
                                       EMPLOYEES

DATE 4-21-00                           s/ Carol Cole
     -------------------------         -----------------------------------------
                                       Carol Cole
                                       Chairman, Employee Benefits
                                       Plan Committee

TELCORDIA TECHNOLOGIES
SAVINGS PLAN FOR SALARIED EMPLOYEES

(FORMERLY BELL COMMUNICATIONS RESEARCH SAVINGS PLAN FOR
SALARIED EMPLOYEES)

Financial Statements for the Years Ended
December 31, 1999 and 1998, Supplemental Schedule for the Year Ended December 31, 1999 and
Independent Auditors' Reports

TELCORDIA TECHNOLOGIES
SAVINGS PLAN FOR SALARIED EMPLOYEES

(FORMERLY BELL COMMUNICATIONS RESEARCH SAVINGS PLAN FOR SALARIED
EMPLOYEES)


TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            PAGE
INDEPENDENT AUDITORS' REPORTS                                                1-2

FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Plan Benefits
    as of December 31, 1999 and 1998                                         3

  Statements of Changes in Net Assets Available for Plan
      Benefits for the Years Ended December 31, 1999 and 1998                4

  Notes to Financial Statements                                              5-12

SUPPLEMENTAL SCHEDULE:

  Schedule of Assets Held for Investment Purposes as of December 31, 1999    13-15


                                       -0-

INDEPENDENT AUDITORS REPORT

To the Trustees and Participants of the
Telcordia Technologies Savings Plan for Salaried Employees
Morristown, New Jersey


We have audited the accompanying statements of net assets available for plan benefits of Telcordia Technologies Savings Plan for Salaried Employees (the "Plan") as of December 31, 1999, and the related statement of changes in net assets available for plan benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1999, and the changes in net assets available for plan benefits for the year then ended in conformity with generally accepted accounting principles in the United States of America. Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.



/S/ Deloitte & Touche LLP

Jericho, New York
March 20, 2000

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Participants and the Administrative Committee of the Bell Communications Research Savings Plan for Salaried Employees


In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Bell Communications Research Savings Plan for Salaried Employees (the "Plan") at December 31, 1998, and the changes in net assets available for benefits for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of the Bell Communications Research Savings Plan for Salaried Employees for any period subsequent to December 31, 1998.


/S/ PricewaterhouseCoopers LLP

New York, New York
March 26, 1999

TELCORDIA TECHNOLOGIES
SAVINGS PLAN FOR SALARIED EMPLOYEES
(FORMERLY BELL COMMUNICATIONS RESEARCH SAVINGS PLAN FOR SALARIED EMPLOYEES)

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
DECEMBER 31, 1999 AND 1998
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                 1999              1998
ASSETS:
  Investments, at fair value: (Note 3)
     Telephone Equity Fund common shares                                     $     --          $  101,287
     Diversified Telephone Portfolio common shares                               23,733            24,199
     SAIC common shares                                                         285,113           158,793
     Shares in registered investment companies                                  865,572           716,405
     Temporary cash investments                                                  20,222            31,205
                                                                             ----------        ----------

                                                                              1,194,640         1,031,889
     Investment contracts with insurance companies, at contract value           294,524           235,355
                                                                             ----------        ----------

            Total investments                                                 1,489,164         1,267,244

  Receivables:
     Company contributions                                                        2,100             2,881
     Participant contrbutions                                                      --               2,831
     Loans to participants                                                       10,979            10,145
     Securities                                                                   1,964             7,917
     Interest                                                                        40               150
                                                                             ----------        ----------

            Total assets                                                      1,504,247         1,291,168
                                                                             ----------        ----------

LIABILITIES:
  Securities payable                                                               --               6,591
  Trust fees payable                                                                 21                33
                                                                             ----------        ----------

            Total liabilities                                                        21             6,624
                                                                             ----------        ----------

NET ASSETS AVAILABLE  FOR PLAN BENEFITS                                      $1,504,226        $1,284,544
                                                                             ==========        ==========



See notes to financial statements.

TELCORDIA TECHNOLOGIES
SAVINGS PLAN FOR SALARIED EMPLOYEES
(FORMERLY BELL COMMUNICATIONS RESEARCH SAVINGS PLAN FOR SALARIED EMPLOYEES)

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
YEARS ENDED DECEMBER 31, 1999 AND 1998
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                           1999              1998
ADDITIONS:
  Investment income:
       Dividends                                       $   64,038        $   51,472
       Interest                                               945             1,012
       Net appreciation of investments (Note 3)           152,054           200,804
                                                       ----------        ----------

           Total investment income                        217,037           253,288
                                                       ----------        ----------

  Contributions:
     Employee contributions                                52,350            52,671
     Employer contributions                                19,073            22,779
                                                       ----------        ----------

           Total contributions                             71,423            75,450
                                                       ----------        ----------

           Total additions                                288,460           328,738
                                                       ----------        ----------

DEDUCTIONS:
  Distributions to participants                            68,553            80,391
  Administrative expenses (Note 6)                            225               264
                                                       ----------        ----------

           Total deductions                                68,778            80,655
                                                       ----------        ----------

NET INCREASE (DECREASE) DURING THE YEAR                   219,682           248,083

NET ASSETS AVAILABLE FOR PLAN BENEFITS:
  Beginning of year                                     1,284,544         1,036,461
                                                       ----------        ----------

  End of year                                          $1,504,226        $1,284,544
                                                       ==========        ==========



See notes to financial statements.

TELCORDIA TECHNOLOGIES
SAVINGS PLAN FOR SALARIED EMPLOYEES
(FORMERLY BELL COMMUNICATIONS RESEARCH SAVINGS PLAN FOR SALARIED
EMPLOYEES)


NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------


1.   DESCRIPTION OF PLAN

     The Telcordia Technologies Savings Plan for Salaried Employees (formerly the Bell Communications Research Savings Plan for Salaried employees) (the "Plan") was established by Telcordia Technologies, Inc. ("Telcordia" or the "Company") to provide a convenient way for salaried employees to save on a regular and long term basis. On November 14, 1997, the Company was sold to Science Applications International Corporation ("SAIC"). Prior to the sale, the Company was owned by the Regional Bell Operating Companies ("RBOC's").

     Effective March 9, 1999, the Company changed its name to Telcordia Technologies.

     Effective March 17, 1999, the name of the Plan was changed to Telcordia Technologies Savings and Security Plan.

     The following description of the Plan provides only general information. Participants should refer to the Plan Prospectus for a more complete description of the Plan's provisions.

     GENERAL - The Plan is a defined contribution plan covering all salaried employees of the Company who have one month of service. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     CONTRIBUTIONS - Each year, participants may contribute up to 16 percent of pretax annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. After one year of service, the Company will make a matching contribution equal to 70 percent of the first 6 percent of compensation that a participant contributes to the Plan. In addition, after one year of service, the Company will make an annual discretionary contribution of a 1/2 percent of compensation on behalf of each participant. The Company's discretionary contributions are deposited into the SAIC Stock Purchase Fund until the following quarterly trade date and then into the SAIC Non Exchangeable Stock Fund. The Company's discretionary contributions are made during the first quarter for participant earnings of the previous calendar year. The Company's discretionary contributions are immediately vested. The Company's matching contributions are invested 50 percent in the SAIC Non Exchangeable Stock Fund and 50 percent are invested in accordance with each participant's directed allocation. Contributions are subject to certain IRS limitations.

     PARTICIPANT ACCOUNTS - Each participant's account is credited with the participant's contribution and allocations of the Company's contribution and fund earnings, and each participant's account is charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

     VESTING - Participants are immediately vested in their contributions and the Company's discretionary contributions, plus actual earnings thereon. Vesting in the Company's matching contributions plus actual earnings thereon are based on years of continuous service. A participant is fully vested after five years of credited service.

     PARTICIPANT LOANS RECEIVABLE - Participants may borrow from their fund accounts a minimum of $1 up to a maximum of the lesser of (a) $50 less the participant's highest outstanding loan balance during the preceding one year period; or (b) 50 percent of their vested account balance. Additionally, loans may not exceed the vested value of the participant's Plan account less their vested amounts in the SAIC Stock Fund within the Plan. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Loan Fund. Loan terms range from 12 to 56 months. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan Administrator. Interest rates ranged from 9.50 to
     8.75 percent during 1999 and 1998. Principal and interest is paid ratably through monthly payroll deductions.

     PAYMENT OF BENEFITS - On termination of service other than by death, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments not to exceed the life expectancy of the participant and spouse, if applicable. For termination of service due to death, a beneficiary may receive the value of the vested interest in his or her account as a lump-sum distribution, or in two annual installments, if the participant has so elected.

     FORFEITED ACCOUNTS - Forfeited accounts are used to reduce future Company contributions. Company contributions were reduced by $889 and $168 in 1999 and 1998, respectively.

     INVESTMENT OPTIONS - The Plan is comprised of the following investments:

       - VANGUARD TOTAL BOND MARKET INDEX FUND: This participant directed fund invests in United States treasury obligations, federal agency mortgage backed obligations and investment grade corporate obligations.

       - VANGUARD EXPLORER FUND: This participant directed fund invests in the common stock of a diversified group of small capitalization companies.

       - VANGUARD 500 INDEX FUND: This participant directed fund invests in all of the 500 stocks that make up the Standard & Poor's 500 Composite Stock Price Index.

       - VANGUARD INTERNATIONAL GROWTH FUND: This participant directed fund invests in the common stocks of companies based outside of the United States.

       - VANGUARD / PRIMECAP FUND: This participant directed fund invests in the common stock of medium capitalization companies.

       - VANGUARD / WELLINGTON FUND: This participant directed fund invests approximately 65 percent of its assets in common stocks and the remaining 35 percent in bonds.

       - VANGUARD / WINDSOR II: This participant directed fund invests in the common stock of large capitalization companies.

       - SAIC EXCHANGEABLE STOCK FUND: This fund invests primarily in SAIC class A common stock and is participant directed to the extent that participant contributions were used to purchase SAIC stock. Effective October 1999, the company announced the closing of SAIC stock funds to all inactive participants of the plan. Inactive participants would have until July 2000 to move assets held in these funds. Any remaining funds will be moved to the interest income fund.

       - SAIC NON EXCHANGEABLE STOCK FUND: This is a non-participant directed fund created to invest 50% of the Company's matching contributions and the Company's annual discretionary contributions in SAIC class A common stock. Effective October 1999, the company announced the closing of SAIC stock funds to all inactive participants of the plan. Inactive participants would have until July 2000 to move assets held in these funds. Any remaining funds will be moved to the interest income fund.

       - The SAIC STOCK PURCHASE FUND is not a participant directed investment option; it is a temporary holding fund designed to hold respective participant and Company contributions until the following SAIC common stock quarterly trade date. Pending the quarterly trade, the respective contributions are invested in the Vanguard Money Market Reserves Portfolio.

       - TELCORDIA TECHNOLOGIES, INC. - INTEREST INCOME FUND: This participant directed fund invests primarily in investment contracts issued by insurance companies and banks.

       -  TELCORDIA TECHNOLOGIES, INC. - DIVERSIFIED TELEPHONE PORTFOLIO STOCK
          FUND: This fund invests primarily in common stock and has been frozen to new participant directed contributions since 1984.

       - TELCORDIA TECHNOLOGIES, INC. - TELEPHONE EQUITY FUND STOCK FUND: This fund invested in the common stock of the RBOC's. Upon the sale of the Company to SAIC, the fund was frozen to new participant directed contributions, and then closed on January 31, 1999. Any remaining balances that were held in Telephone Equity Fund were automatically transferred to the Interest Income Fund on February 1, 1999.

     Effective January 1, 2000, the Plan was amended to allow two new investment options, the Vanguard US Growth Fund and the Vanguard Extended Market Fund.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING - The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of additions to and deductions from net assets during the reporting period. Actual results could differ from those estimates.

     INVESTMENT VALUATION AND INCOME RECOGNITION - The Plan's investments are valued at fair value, except for its investment contracts which are valued at contract value.

     Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end. Quoted market prices for the value of the common shares of each company in the Telephone Equity Fund and the Diversified Telephone Portfolio are obtained on the basis of the closing price on the New York Stock Exchange on the year end date or, if no sales were made on that date, at the closing price on the New York Stock Exchange on the next preceding day on which sales were made.

     Participant notes receivable are valued at outstanding principal balance which approximates fair value.

     A general public market for SAIC's common stock does not exist; therefore, the fair value of the common stock is determined pursuant to a stock price formula and valuation process which includes an appraisal prepared by an independent appraisal firm. Periodic determinations of fair value of the common stock are made by the SAIC Board of Directors, with the assistance of the independent appraisal firm. The SAIC Board of Directors reserves the right to alter the formula. On August 31, 1999, SAIC effected a four-for-one stock split payable in the form of a stock dividend. All share and per share information for SAIC's Class A Common Stock have been retroactively restated in these financial statements to reflect this split.

     The gains or losses realized on distributions of investments and the increases or decreases in unrealized appreciation are calculated as the difference between the current fair value and the fair value of the investments at the beginning of the year, or purchase price if purchased during the year. As of December 31, 1999, the fair value of SAIC's class A common stock was $19.99 per share and the Plan held approximately 14,262,760 shares.

     It is the policy of the Company to keep the SAIC Common Stock Fund invested primarily in common stock, except for estimated reserves for use in distributions and investment exchanges by participants. Such reserves are invested in the Vanguard Prime Money Market fund. If reserves in the SAIC Common Stock Fund are less than the amount required at any given time to make required distributions and investment changes, investment exchanges out of the SAIC Common Stock Fund by participants may have to be deferred.

     Purchases and sales of securities are reflected as of the trade date. Investments are valued on a daily basis. Dividend income is recorded on the ex-dividend date. Interest earned on investments is recorded on the accrual basis.

     BENEFIT PAYMENTS - Benefits are recorded when paid.

     PLAN TERMINATION - The Company intends to continue the Plan indefinitely, but reserves the right to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the termination of the Plan, participants would become fully vested in their accounts; Company contributions would not be subject to forfeiture.

     ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT - On September 15, 1999 the Accounting Standards Executive Committee issued Statement of Position 99-3 "Accounting for Defined Contribution Benefit Plan Investments and Other Disclosure Matters" ("SOP 99-3"), which eliminates the previous requirements for a defined contribution plan to present investments by general type for participant directed investments in the statement of net assets available for plan benefits, total number of units and the net asset value per unit during the period. SOP 99-3 is effective for plan years beginning after December 15, 1999, however, early adoption is encouraged. The Plan elected to early adopt the provisions of SOP 99-3 for the year ended December 31, 1999 and the prior year financial statements have been restated to conform with the current year presentation.

3.   INVESTMENTS

     Investments are summarized in the following schedule. Investments that represent five percent or more of the Plan's net assets are separately identified.

                                                                         DECEMBER 31,
                                                                  ----------------------------
                                                                        1999              1998
SAIC common shares:
   SAIC Exchangeable Stock Fund                                     $  264,278        $  151,052
   Other                                                                20,835             7,741
                                                                    ----------        ----------
Total                                                                  285,113           158,793
                                                                    ----------        ----------
Shares in registered investment companies:
   Vanguard 500 Index Fund                                             428,745           343,936
   Vanguard Wellington Fund                                             76,095            77,639
   Vanguard Windsor II Fund                                            102,824           126,446
   Vanguard PRIMECAP Fund                                              147,409            76,594
   Other                                                               110,499            91,790
                                                                    ----------        ----------
                                                                       865,572           716,405
                                                                    ----------        ----------
Investment contracts with insurance companies, at contract value       294,524           235,355
Other                                                                   43,955           156,691
                                                                    ----------        ----------
Total investments                                                   $1,489,164        $1,267,244
                                                                    ==========        ==========

      During 1999 and 1998, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

                                                DECEMBER 31,
                                         ------------------------
                                           1999            1998
Mutual funds                             $130,797        $124,776
Common stock                                  776          60,689
SAIC stock funds                           65,477          52,011
Interest income fund                       19,987          15,812
                                         --------        --------

Total appreciation of investments        $217,037        $253,288
                                         ========        ========

4.   NON-PARTICIPANT DIRECTED INVESTMENTS

      Information about the net assets and the significant components of changes in net assets relating to the non-participant directed investments, is as follows:

                                                    DECEMBER 31,
                                               -----------------------
                                                1999           1998
Investments, at fair value:
   SAIC common shares in the SAIC
    Non Exchangeable Stock Fund                $20,835        $ 7,741
    Temporary cash investments                     128             14
                                               -------        -------
Total net assets available for benefits        $20,963        $ 7,755
                                               =======        =======

                                                        YEAR ENDED
                                                        DECEMBER 31,
                                                  -------------------------
                                                    1999             1998
Changes in Net Assets:
   Net appreciation of investments                $  3,551         $  1,202
   Employer contributions                               75            6,621
   Net transfers of participants' balances           9,787              (18)
   Distributions to participants                      (205)             (50)
                                                  --------         --------
   Net increase in net assets                       13,208            7,755
   Net assets available for plan benefits:
         Beginning of year                           7,755             --
                                                  --------         --------
         End of year                              $ 20,963         $  7,755
                                                  ========         ========



5.   INVESTMENT CONTRACTS WITH INSURANCE COMPANIES

     The Plan maintains investments in fully benefit-responsive investment contracts with a number of insurance companies and banks. (Benefit responsiveness is the extent to which contract terms permit and require withdrawals at contract value for benefit payments, loans, or transfers to other investment options offered to the participants by the Plan). The accounts are credited with earnings of the underlying investments (principally bank certificates of deposit, and other fixed income products) and charged for Plan withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, which approximates fair value, as reported to the Plan by the respective provider.

     Contract value represents contributions made under the contract, plus earnings, less plan withdrawals and administrative expenses. See the supplemental schedule for a complete list of all contracts held in the fund.

     Approximately 20 percent and 18 percent of total net assets at December 31, 1999 and 1998, respectively, were invested in investment contracts. These contracts are subject to credit risk. If any of the companies fail to perform on the contracts held, the asset value of the Interest Income Fund, and therefore the Plan, could be adversely impaired.

6.    PARTIES-IN-INTEREST


      Transactions involving cash, securities or assets of the Company, the Trustee or other affiliated persons are considered to be party-in-interest transactions under Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure. Reportable party-in-interest transactions for the years ended December 31, 1999 and 1998 are summarized as follows:


                                                           YEAR ENDED DECEMBER 31, 1999
                                                      --------------------------------------
                                                      NUMBER OF       NUMBER OF
                                                       SHARES        TRANSACTIONS     COST
      INVESTMENT SALES:
        SAIC Class A Common Stock                       121,709            4         $1,392

      INVESTMENT PURCHASES:
        SAIC Class A Common Stock                     3,595,085            4         $63,643


                                                           YEAR ENDED DECEMBER 31, 1998
                                                     ----------------------------------------
                                                     NUMBER OF        NUMBER OF
                                                       SHARES        TRANSACTIONS       COST
      INVESTMENT SALES:
        SAIC Class A Common Stock                       165,696            4          $ 2,021

      INVESTMENT PURCHASES:
        SAIC Class A Common Stock                     6,073,264            4          $66,339



     Certain Plan investments are investment funds; and are shares of mutual funds managed by The Vanguard Group. Vanguard Fiduciary Trust Company is the trustee as defined by the Plan, and therefore these transactions qualify as party-in-interest.

     There were no known prohibited transactions with known parties in interest as defined in ERISA Section 3(14) and regulations thereunder, including those transactions set forth in ERISA Sections 406 and 407(a) and Internal Revenue Code Section 4975(c). There was no known relationship in which The Vanguard Fiduciary Trust Company had any direct or indirect financial interest which would affect its capacity to perform the necessary calculations.

     Fees paid by the Plan for administrative expenses and investment management services amounted to $225 and $264 for 1999 and 1998, respectively. All other Plan expenses are paid by the Company.

7.   TAX STATUS

     The Internal Revenue Service has determined and informed the Company by letter date February 24, 1999 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the "Code"). The Plan Administrator and the Plan's counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.



                                     ******

TELCORDIA TECHNOLOGIES
SAVINGS PLAN FOR SALARIED EMPLOYEES
(FORMERLY BELL COMMUNICATIONS RESEARCH SAVINGS PLAN FOR SALARIED EMPLOYEES)

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1999
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

DIVERSIFIED TELEPHONE PORTFOLIO

                                                                         NUMBER                                 FAIR
NAME OF ISSUER AND TITLE OF ISSUE                                      OF SHARES             COST              VALUE
-----------------------------------------------------------------------------------------------------------------------
Common Shares:
AT&T Corporation                                                           73,113        $       572        $     3,710
Vodafone-Airtouch                                                          27,099                 58              1,341
Bell Atlantic Corporation                                                  48,341                463              2,976
BellSouth Corporation                                                      69,388                380              3,248
Lucent Technologies Corporation                                            63,374                234              4,741
Media One Group                                                            12,822               --                  985
NCR Corporation                                                             3,073                 30                117
SBC Communications, Inc.                                                  116,197                566              5,665
US West Communications, Inc.                                               13,198                639                950
                                                                                         -----------        -----------
  Total Common Shares                                                                    $     2,942        $    23,733
Temporary Cash Investments                                                                         8                  8
                                                                                         -----------        -----------
  Total Diversified Telephone Portfolio Investments                                      $     2,950        $    23,741
                                                                                         ===========        ===========

Note: Media One Group shares acquired through AT&T acquisition

SAIC FUNDS

SAIC Exchangeable Stock Fund *
  SAIC Class A Common Stock                                            13,220,507        $   153,514        $   264,278
  Temporary Cash Investments                                                                     939                939
                                                                                         -----------        -----------
Total SAIC Exchangeable Stock Fund                                                       $   154,453        $   265,217
                                                                                         ===========        ===========

SAIC Non Exchangeable Stock Fund *
  SAIC Class A Common Stock                                             1,042,253        $    16,114        $    20,835
  Temporary Cash Investments                                                                     128                128
                                                                                         -----------        -----------
Total SAIC Exchangeable Stock Fund                                                       $    16,242        $    20,963
                                                                                         ===========        ===========

SAIC Stock Purchase Fund *
Temporary Cash Investments                                                               $     4,467        $     4,467
                                                                                         ===========        ===========

* Represents party-in-interest

TELCORDIA TECHNOLOGIES
SAVINGS PLAN FOR SALARIED EMPLOYEES
(FORMERLY BELL COMMUNICATIONS RESEARCH SAVINGS PLAN FOR SALARIED EMPLOYEES)

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES (Continued)
DECEMBER 31, 1999
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

 INTEREST INCOME FUND
                                                PRINCIPAL       CONTRACT          FAIR
NAME OF ISSUER AND TITLE OF ISSUE                AMOUNT           VALUE           VALUE
----------------------------------------------------------------------------------------
Contracts with Insurance Companies:
 AIG Life
  6.95% due 5/15/01                             $  4,987        $  4,987        $  4,987
 AIG
  5.56% due 10/15/02                              19,926          19,926          19,926
 AIG FP
  7.22% due 6/30/01                               10,057          10,057          10,057
 Allstate
  5.55% due 1/15/03                               12,126          12,126          12,126
 Bayerische
  6.87% due 7/15/04                                8,060           8,060           8,060
 CDC Capital, Inc.
  6.41% due 12/31/01                              16,897          16,897          16,897
  6.45% due 11/15/03                              11,919          11,919          11,919
 Deutsche Bank
  6.68% due 3/21/01                               10,008          10,008          10,008
  6.12% due 3/31/00                                9,967           9,967           9,967
  6.26% no maturity date                          12,861          12,861          12,861
 GE Life and Annuity
  6.06% due 9/15/03                               10,303          10,303          10,303
  6.56% due 2/15/03                               12,212          12,212          12,212
 John Hancock
  6.93% due 11/15/01                               9,391           9,391           9,391
  6.35% due 8/15/02                                6,786           6,786           6,786
 Metropolitan Life
  7.02% due 12/15/03                               9,928           9,928           9,928
 Morgan Guaranty
  6.59% due 9/30/01                                5,791           5,791           5,791
 New York Life Insurance Company
  7.05% due 4/15/00                                4,937           4,937           4,937
 Principal Mutual Life Insurance
  5.93% due 7/15/03                               10,370          10,370          10,370
  7.02% due 4/15/00                                4,744           4,744           4,744
 Rabobank Nederland
  6.25% no maturity date                          20,340          20,340          20,340
  6.00% due 12/31/00                              19,887          19,887          19,887
 Sun Life Insurance Company of America
  8.96% due 1/2/04                                 1,533           1,533           1,533
 Travelers
  5.91% due 7/15/01                               12,387          12,387          12,387
 Union Bank of Switzerland
  7.27% no maturity date                          26,857          26,857          26,857
  7.22% no maturity date                          11,147          11,147          11,147
  6.39% no maturity date                          11,103          11,103          11,103
                                                --------        --------        --------

Total Contracts with Insurance Companies         294,524         294,524         294,524
Temporary Cash Investments                        14,680          14,680          14,680
                                                --------        --------        --------
Total Interest Income Fund Investments          $309,204        $309,204        $309,204
                                                ========        ========        ========

TELCORDIA TECHNOLOGIES
SAVINGS PLAN FOR SALARIED EMPLOYEES
(FORMERLY BELL COMMUNICATIONS RESEARCH SAVINGS PLAN FOR SALARIED EMPLOYEES)

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES (Continued)
DECEMBER 31, 1999
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

VANGUARD MUTUAL FUNDS

                                              NUMBER                               FAIR
NAME OF ISSUER AND TITLE OF ISSUE            OF SHARES            COST             VALUE
--------------------------------------------------------------------------------------------
Vanguard 500 Index Fund *                    3,168,146        $  228,130        $  428,745
Vanguard Explorer Fund *                       342,478            19,740            23,501
Vanguard International Growth Fund *         2,738,595            45,566            61,555
Vanguard PRIMECAP Fund *                     2,374,891           108,029           147,409
Vanguard Total Bond Market Index *           2,661,358            26,780            25,443
Vanguard Wellington Fund *                   2,721,573            74,320            76,095
Vanguard Windsor II Fund *                   4,117,901           104,703           102,824
                                                              ----------        ----------

                                                              $  607,268        $  865,572
                                                              ==========        ==========

LOAN FUND

Participant Loans                                             $   10,979        $   10,979
                                                              ==========        ==========

* Represents party-in-interest